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                                                                   EXHIBIT 23(a)

Shareholders and Board of Directors
Sizeler Property Investors, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Sizeler Property Investors, Inc. of our report dated February 1, 1996, except as to Note H, which is as of March 5, 1996, with respect to the consolidated balance sheet of Sizeler Property Investors, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended, and the related financial statement schedules, which report appears in the Sizeler Property Investors, Inc. Annual Report on Form 10-K for the year ended December 31, 1995.

KPMG PEAT MARWICK LLP

New Orleans, Louisiana
November 12, 1996